Exhibit 99.1

ANIXTER INTERNATIONAL INC. NAMES NEW CHIEF ACCOUNTING OFFICER

GLENVIEW, IL, (Business Wire) November 28, 2016 - Anixter International Inc. (NYSE: AXE) today named Ilaria Mocciaro Senior Vice President and Corporate Controller - Chief Accounting Officer. Ms. Mocciaro will have responsibility for global accounting and tax functions, internal controls, and SEC reporting, and will report to Ted Dosch, Executive Vice President and Chief Financial Officer. Most recently, Ms. Mocciaro was Chief Accounting Officer, Agricultural Equipment and Construction Equipment segments, at CNH Industrial N.V. Ms. Mocciaro holds a degree in Accounting and Business Administration from Universita Cattolica del Sacro Cuore, Milan, Italy, and is a Certified Public Accountant. Prior to that, she had over 12 years of experience in roles of increasing responsibility with Ernst & Young LLP. “With Ms. Mocciaro’s extensive experience working with global financial reporting, accounting and compliance standards, she brings further talent and value to our financial organization which supports our business in approximately 50 countries around the globe,” commented Mr. Dosch.

Ms. Mocciaro will replace Terry Faber who has announced his retirement in early 2017 and will assume the position of SVP - International Finance until his retirement. In acknowledging Mr. Faber’s significant contributions Ted Dosch commented, “We want to thank Terry for his leadership and substantial contributions during his 16-year tenure as corporate controller.”

About Anixter

Anixter International is a leading global distributor of Network & Security Solutions, Electrical & Electronic Solutions and Utility Power Solutions.  We help build, connect, protect, and power valuable assets and critical infrastructures. From enterprise networks to industrial MRO supply to video surveillance applications to electric power distribution, we offer full-line solutions, and intelligence, that create reliable, resilient systems that sustain businesses and communities. Through our unmatched global distribution network along with our supply chain and technical expertise, we help lower the cost, risk and complexity of our customers’ supply chains.

Anixter adds value to the distribution process by providing our customers access to 1) innovative supply chain solutions, 2) over 450,000 products and $1.2 billion in inventory, 3) approximately 320 warehouses/branch locations with approximately 9.0 million square feet of space and 4) locations in over 300 cities in more than 50 countries.  Founded in 1957 and headquartered near Chicago, Anixter trades on the New York Stock Exchange under the symbol AXE.

INVESTOR CONTACTS

Lisa Micou Meers, CFA
VP - Investor Relations
(224) 521-8895

Additional information about Anixter is available at anixter.com